UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2014

LEAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11311	13-3386776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI	48033
(Address of principal executive offices)	(Zip Code)

(248) 447-1500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01.	Regulation FD Disclosure.

On August 27, 2014, Lear Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) by and among the Company, ESG Holdings, LLC, a Wisconsin limited liability company (“Parent”), and Everett Smith Group, Ltd., a Delaware corporation (“Eagle Ottawa”), whereby the Company has agreed to acquire from Parent all of the issued and outstanding shares of capital stock of Eagle Ottawa (the “Acquisition”). Eagle Ottawa is a supplier of leather for the automotive industry.

The purchase price is $850 million in cash, payable at closing and subject to an adjustment for closing working capital. The Purchase Agreement contains customary representations and warranties, covenants, termination provisions and other agreements. In addition, the Company and the seller agreed to indemnify each other for certain losses. Under the Purchase Agreement, escrows have been established (i) to secure the seller’s post-closing indemnification obligations under the Purchase Agreement and (ii) for closing working capital adjustment purposes.

The transaction is expected to close in the first quarter of 2015, subject to the satisfaction of customary closing conditions, including the receipt of U.S. and foreign antitrust regulatory approvals. The Company expects to fund the acquisition through a combination of cash on hand and debt. The Purchase Agreement is subject to termination if, among other things, the transaction is not completed within twelve months from the date of the Purchase Agreement.

On August 27, 2014, Lear issued a press release announcing the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by reference in such a filing.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Number	Exhibit Description
99.1	Press release, dated August 27, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation

Date: August 27, 2014	By:	/s/ Jeffrey H. Vanneste
	Name:	Jeffrey H. Vanneste
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press release, dated August 27, 2014

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